Exhibit 99.1

Broadview Networks Holdings, Inc. Terminates Tender Offer and
Consent Solicitation for 11 3/8% Senior Secured Notes due 2012

RYE BROOK, N.Y., June 21, 2011 — Broadview Networks Holdings, Inc. (the “Company”) today announced that it has terminated its previously announced cash tender offer (the “Tender Offer”) for any and all of its $300,000,000 outstanding aggregate principal amount of 11 3/8% Senior Secured Notes due 2012 (the “Notes”) in accordance with the Company’s Offer to Purchase and Consent Solicitation Statement, dated as of June 7, 2011 (the “Offer to Purchase”).

None of the Notes were purchased in the Tender Offer and all Notes previously tendered and not withdrawn will be promptly credited, without expense, to the proper accounts of the holders thereof maintained at The Depository Trust Company.

The Company terminated the Tender Offer following a review of market conditions.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell or a solicitation of consents with respect to any securities.

About Broadview Networks Holdings, Inc. www.broadviewnet.com

The Company is a network-based business communications provider serving customers nationwide. It provides the total solution for business communications, including local and long-distance voice communications, premises-based and patented hosted VoIP systems, data services encompassing VPN- and MPLS-enabled applications, traditional telephone hardware, high-speed Internet services, a full suite of managed services and a range of professional services. The Company provides an innovative portfolio of bundled, hosted IP phone and cloud computing services designed to meet the unique application requirements of diverse workforce groups. Its customers benefit from award-winning customer service, including a Web-based account management tool and a primary point-of-contact for real-time, personal customer care.

The Company is a control investment of MCG Capital Corporation (NASDAQ: MCGC). Its largest investors are MCG Capital, Baker Capital and New Enterprise Associates.